Exhibit 99.1

PhotoMedex Raises Fourth Quarter 2012 Revenue Forecast

MONTGOMERYVILLE, Pa.--(BUSINESS WIRE)--December 13, 2012--PhotoMedex, Inc. (NASDAQ and TASE: PHMD) announces that it expects revenue for the fourth quarter of 2012 to increase by more than 80% year over year and to be between $52 million and $54 million. This compares with previous guidance for fourth quarter revenue to increase by more than 60% over the same quarter of 2011, and to be between $46 million and $48 million. The Company attributes the quarterly revenue outperformance to the efficiency of holiday advertising in the Consumer business segment that is yielding sales above prior forecasts, as well as better-than-expected results in the Company’s Physician Recurring and Professional business segments.

“We are pleased that all of our business segments are producing better-than-expected revenues and we are particularly delighted with the consumer response to our holiday advertising. Furthermore, I am proud of our team, which is producing record revenues in 2012. For the first time these revenues will exceed $200 million, and at an anticipated range of $218 million to $220 million, represent a gain of more than 65% over last year. We believe the operating initiatives put in place this past year position us well for continued growth in 2013,” said Dr. Dolev Rafaeli, chief executive officer of PhotoMedex.

About PhotoMedex

PhotoMedex is a global skin health company providing integrated disease management and aesthetic solutions to dermatologists, professional aestheticians and consumers. The company provides proprietary products and services that address skin diseases and conditions including psoriasis, vitiligo, acne, actinic keratosis (a precursor to certain types of skin cancer) and photo damage. Its experience in the physician market provides the platform to expand its skin health solutions to spa markets, as well as traditional retail, online and infomercial outlets for home-use products. As a result of its December 2011 merger with Radiancy Inc., PhotoMedex has added a range of home-use devices under the no!no!™ brand, for various indications including hair removal, acne treatment and skin rejuvenation. The company also offers a professional product line for acne clearance, skin tightening, psoriasis care and hair removal sold to physician clinics and spas.

SAFE HARBOR STATEMENT

Investors are cautioned that statements in this press release constitute forward-looking statements that involve risks and uncertainties. Actual results may differ materially from the results anticipated in these forward-looking statements. Additional information on potential factors that could affect our results and other risks and uncertainties are detailed in PhotoMedex’s periodic reports, including its Annual Report on Form 10-K for the year ended December 31, 2011, available on the SEC’s web site at www.sec.gov.

CONTACT:
LHA
Kim Sutton Golodetz, 212-838-3777
Kgolodetz@lhai.com
or
Bruce Voss, 310-691-7100
Bvoss@lhai.com
@LHA_IR_PR
or
PhotoMedex, Inc.
Dennis McGrath, 215-619-3287
Chief Financial Officer
info@photomedex.com